Exhibit 10.1

DATED	12 March 2008

LLOYDS TSB BANK PLC, NETHERLANDS BRANCH AND BELGIUM BRANCH		(1)
LLOYDS TSB COMMERCIAL FINANCE LIMITED,		(2)
CIMCOOL EUROPE B.V.		(3)
CIMCOOL INDUSTRIAL PRODUCTS B.V.		(4)
D-M-E EUROPE CVBA		(5)
FERROMATIK MILACRON MASCHINENBAU GMBH		(6)
MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH		(7)
MILACRON B.V		(8)
And
MILACRON NEDERLAND B.V		(9)

ASSET BASED FINANCE AGREEMENT (“Agreement”)

DATE OF ASSET BASED FINANCE AGREEMENT	12 March 2008
PARTIES
(1)
LLOYDS TSB BANK PLC, a public limited company incorporated under the law of England and Wales (Company Number 00002065) acting through its branch offices at Staten Bolwerk 1, 2011 MK Haarlem, The Netherlands, which branch office is registered with the Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 33185396 (“Lloyds TSB Netherlands Branch”) and at 2 avenue de Tervueren, B-1040 Brussels registered with the register of legal entities (kruispuntbank voor ondernemingen) under enterprise number 0448315291 (“Lloyds TSB Belgium Branch” and together with Lloyds TSB Netherlands Branch, “Lloyds TSB”);

(2)
LLOYDS TSB COMMERCIAL FINANCE LIMITED, a private limited company incorporated under the law of England and Wales (Company Number  00733011), with its registered offices at Boston House, Little Green, Richmond, Surrey TW9 1QE (“Lloyds TSB CF” and together with Lloyds TSB, the “Lenders”)

(3)
CIMCOOL EUROPE B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the law of the Netherlands, whose registered seat (statutaire zetel) is Vlaardingen, the Netherlands, registered with the Chamber of Commerce of Rotterdam under number 24303473 and having its office address at Schiedamsedijk 20, 3134 KK, Vlaardingen, the Netherlands (“Cimcool Europe”);

(4)
CIMCOOL INDUSTRIAL PRODUCTS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the law of the Netherlands, whose corporate seat is at Vlaardingen, registered with the Chamber of Commerce under number  24212814 and having its office address at Schiedamsedijk 20, 3134 KK, Vlaardingen, the Netherlands (“Cimcool Industrial”);

(5)
D-M-E EUROPE CVBA, a co-operative company (coöperatieve vennootschap) organised and existing under the law of Belgium, having its registered office at Industriepark Noord, Oude Baan 1, 2800 Mechelen and recorded with the register of legal entities (kruispuntbank voor ondernemingen) under enterprise number 0456 932 455 (“D-M-E”);

(6)
FERROMATIK MILACRON MASCHINENBAU GMBH, a German company registered in the commercial register of the Local Court Freiburg im Bresgau under HR B 260880, having its business seat at Riegeler Straße 4, D-79364 Malterdingen (“Ferromatik”);

(7)
MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH, a German company registered in the commercial register of the Local Court Freiburg im Bresgau under HR B 260914, having its business seat at Riegeler Straße 4, D-79364 Malterdingen (“MKE”);

(8)
MILACRON B.V. a private limited company (besloten vennootschap met beperkte aansprakelijkheid) organised under the law of the Netherlands, having its corporate seat in Vlaardingen, registered with the Chamber of Commerce under number 24209768  and having its office address at Schiedamsedijk 20, 3134 KK, Vlaardingen, the Netherlands; and

(9)
MILACRON NEDERLAND B.V. a private limited company (besloten vennootschap met beperkte aansprakelijkheid) organised under the law of the Netherlands, having its corporate seat in Vlaardingen, registered with the Chamber of Commerce under number 24280521 and having its office address at Schiedamsedijk 20, 3134 KK, Vlaardingen, the Netherlands.

INTRODUCTION

A	Subject to the terms of this Agreement and the Financing Documents, the Lenders shall make the Facilities available to the Clients.

B	The parties hereto wish to record their agreement on various issues relating to the Facilities.

IT IS HEREWITH AGREED THAT:

1	INTERPRETATION

1.1	In this Agreement, capitalised terms (unless otherwise defined) shall have the meaning given to them in Schedule 3.

1.2
References to clauses, paragraphs and schedules are to be construed, unless otherwise stated, as references to clauses, paragraphs and schedules of this Agreement and references to this Agreement include its schedules.

2	FACILITIES

2.1	Facilities Limit

The maximum aggregate amount to be made available to the Clients pursuant to the Facilities (the “Facility Amount”) shall be twenty seven million euros (€27,000,000) at any time outstanding on a revolving basis.

2.2
At the Commencement Date, the Property Facility Limit shall be an amount of eleven million one hundred and sixty thousand euros (€11,160,000) and shall thereafter reduce in equal quarterly amounts of two hundred and seventy nine thousand euros (€279,000). The Facility Amount shall remain constant regardless of such reduction of the Property Facility Limit.

2.3	For the avoidance of doubt, the Aggregate Debt Financing Limit shall be the Facility Amount less the Property Facility Limit from time to time.

2.4	All of the Facilities must be finally repaid on the date (the “Final Repayment Date”) falling five years after the Commencement Date.

2.5	Purpose

The proceeds of the Facilities shall be used solely:

(a)	to finance working capital needs of the Clients, including to refinance existing credit commitments of any of the Clients; and

(b)	to finance working capital needs of affiliates of the Clients, including through dividends, distributions, intercompany loans, repayment of intercompany loans and similar intragroup transactions.

3	FEES AND CHARGES

3.1	Service Charge

During the course of the Facilities, the Clients shall pay to the Lenders, monthly in arrears, a service charge of Euro 10,500 in aggregate per calendar month with the Clients jointly and severally liable for such charge.

3.2	Arrangement Fee

The Clients shall pay to the Lenders on the Commencement Date an arrangement fee of 0.5% of the Facility Amount in aggregate with the Clients jointly and severally liable for such fee.

3.3	Unused Line Fee

During the course of the Facilities, the Clients shall pay to the Lenders each month, in aggregate, an unused line fee of 0.25% per annum on the average of the daily unused amounts of the Facility Amount, in respect of the previous month.

4	ASSIGNMENT, SYNDICATION AND PARTICIPATION

4.1
The Lenders  shall underwrite 100% of the Facilities but after the Commencement Date may assign, or grant participations in, up to 49 % of the Facility Amount to third parties, subject to the prior written consent of Milacron B.V. as to the proposed participants or assignees (with such consent not to be unreasonably withheld) and subject to compliance with the provision of clause 4.2.

4.2
The terms of any participation or assignment granted pursuant to clause 4.1 shall be void unless it is subject to terms preventing any assignee or new participant (whether direct or indirect) from assigning or granting participations in any of its rights or obligations under the Facilities without the prior written consent of Milacron B.V., with such consent not to be unreasonably withheld.

4.3
The Clients may only assign claims and rights under this Agreement or any of the Facilities or the Financing Documents, or respectively, encumber such claims with the rights of third parties with the prior written approval of  the Lenders, which shall not be unreasonably withheld.

4.4	Market Flex

If the Lenders acting in good faith are unable to achieve a Successful Syndication of the Facilities in accordance with the terms of this clause 4.4 then the Lenders shall be entitled (after consultation with the Clients and after demonstrating that reasonable endeavours have been used to syndicate the Facilities successfully) to increase the Margin in respect of each of the Facilities by a maximum of 0.5%.

5	TERMINATION

5.1
Subject to clause 5.2 if the Facilities are terminated for any reason prior to the second anniversary of the Commencement Date, the Clients shall pay, on a joint and several basis, an early termination fee of 1% of the Facility Amount in aggregate to the Lenders.

5.2	The provisions of clause 5.1 will not apply in the event that the Lenders terminate the Facilities in accordance with the terms of the Financing Documents:

(a)	because it becomes unlawful in any jurisdiction for Lloyds TSB or Lloyds TSB CF to perform any of their obligations contemplated by the Finance Documents or fund or maintain the Facilities; and/or

(b)
because a material adverse change in the Tax regime applicable to Lloyds TSB or Lloyds TSB CF occurs (where such material adverse change is not attributable to the wilful misconduct or gross negligence of the Lenders).

For the avoidance of doubt, the Lenders do not have any right to terminate the Facilities for a material adverse change in the Tax regime if the Clients at their discretion pay an amount to the Lenders equal to the amount required to put the Lenders in the position that they would have been if such material adverse change had not occurred.  The Lenders and the Clients agree that if such a material adverse change in the Tax regime occurs and following payment by the Clients to the Lenders of such aforementioned amount, the Lenders receive more than the amount they would have received in the absence of such a material adverse change in the Tax regime (whether because of a subsequent change in the Tax regime or otherwise), the Lenders will refund to the Clients the excess amount.

5.3
At any time after the second anniversary of the Commencement Date, the Clients may terminate the Facilities by giving at least 3 months notice to the Lenders or at the Clients’ sole discretion, by the Clients paying the Lenders the sum of US$200,000 (or the equivalent amount in Euro as at the date of payment) in aggregate to terminate the Facilities immediately at any time.

5.4	Termination of any of the Facilities will cause all other Facilities to be terminated simultaneously.

6	PERMITTED TRANSACTION

6.1
It is the Clients’ intention that, within six months of the date of this Agreement, Ferromatik and MKE will merge into MKE.  Nothwithstanding the provisions of any of the Financing Documents, the Lenders agree to such merger and the Clients agree to consult with the Lenders as soon as reasonably practicable prior to such merger to ensure that, so far as possible, the Lenders’ rights under the Facilities are not and will not be materially prejudiced by such merger.

6.2
Milacron B.V. agrees that immediately upon completion of the merger referred to in clause 6.1 above it will enter into a deed of pledge for the purpose of creating a right of pledge over the shares in the company resulting from such merger.

7	NOTICES

7.1
All notices or other communications in connection with this Agreement shall be given in writing. The address, email address and fax number of each party for all notices under this Agreement are those specified below (or such other address, email address or fax number as notified by that party by not less than five business days’ prior notice):

(a)	Address of Lloyds TSB Netherlands Branch:

Staten Bolwerk 1 2011 MK Haarlem The Netherlands
	Attention:	Loans Administration Department
Mrs. Claudia Van der Meer

	Tel:	003123 5168849
	Fax:	0031 23 5517164
	E-mail:	Claudia.van.der.Meer@Lloydstsb.nl

(b)	Address of Lloyds TSB Belgium Branch:

2 avenue de Tervueren B-1040 Brussels Belgium
	Attention:	Loans Administration Department
Mr. Baudoin Benfante

	Tel:	+ 32 2 739 59 01
	Fax:	+ 32 2 733 04 64
	E-mail:	baudouin.benfante@lloydstsb.be

Address of Lloyds TSB CF:

Niederlassung Deutschland
	Gütersloher Str. 123	Moltkeplatz 61
	D-33415 Verl	45138 Essen
	Germany	Germany

	Attention:	Mr. Ralf Bauer
Managing Director

	Tel:	+49 201 437818 800
	Fax:	+49 201 437818 818
	E-mail:	Ralf.Bauer@ltsbcf.com

(c)	Address of Cimcool Europe B.V.:

Schiedamsedijk 20 3134 KK, Vlaardingen The Netherlands

	Attention:	René van Geemen
	Tel:	+31 10 445 0067 +31 10 460 4706
Fax:
	E-mail:	vangeemen.rene@cimcool.net

(d)	Address of Cimcool Industrial Products B.V.:

Schiedamsedijk 20 3134 KK, Vlaardingen The Netherlands

	Attention:	René van Geemen

	Tel:	+31 10 445 0067
	Fax:	+31 10 460 4706
	E-mail:	vangeemen.rene@cimcool.net

(f)	Address of D-M-E Europe CVBA:

Industriepark Noord G1 Oude Baan 1 B-2800 Mechelen, Belgium

	Attention:	Katja Thoelen

	Tel:	+32 152 150 51
	Fax:	+32 154 051 51
	E-mail:	katja_thoelen@dmeeu.com

(g)	Address of Ferromatik Milacron Maschinenbau GmbH:

Riegeler Strasse 4 D-79364 Malterdingen Germany

	Attention:	Albrecht Mehliss

	Tel:	+49 764 478 243
	Fax:	+49 764 478 422
	E-mail:	albrecht_mehliss@ferromatik.com

(h)	Address of Milacron Kunststoffmaschinen Europa GmbH:

Riegeler Strasse 4 D-79364 Malterdingen Germany

	Attention:	Albrecht Mehliss

	Tel:	+49 764 478 243
	Fax:	+49 764 478 422
	E-mail:	albrecht_mehliss@ferromatik.com

(i)	Address of Milacron B.V.:

Schiedamsedijk 20 3134 KK, Vlaardingen The Netherlands

	Attention:	Gerard van Deventer

	Tel:	+31 104 450 055
	Fax:	+31 104 450 056
	E-mail:	gerard_vandeventer@milacron.com

(j)	Address of Milacron Nederland B.V.:

Schiedamsedijk 20 3134 KK, Vlaardingen The Netherlands

	Attention:	René van Geemen

	Tel:	+31 10 445 0067
	Fax:	+31 10 460 4706
	E-mail:	vangeemen.rene@cimcool.net

8	STATUS OF AGREEMENT

8.1
Once executed, this Agreement, together with the Financing Documents and any security document entered into in connection therewith, includes all terms agreed between the Lenders, the Clients and the Guarantors in connection with the provision of the Facilities to the exclusion of any representations and statements made by either of Lloyds TSB or Lloyds TSB CF or any of the Clients or Guarantors or on behalf of any of them whether orally or in writing prior to the date of this Agreement.

8.2	In the event of any inconsistency between the terms of any of the Financing Documents and this Agreement, the terms of this Agreement shall prevail.

9	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts each of which, when executed and delivered, shall constitute an original and all the counterparts together shall constitute but one and the same agreement.

10	GOVERNING LAW AND JURISDICTION

10.1	This Agreement is governed by the law of the Netherlands.

10.2	The competent courts of Amsterdam, The Netherlands shall have exclusive jurisdiction with regard to disputes in connection with this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

Before making the Facilities available to the Clients, in addition to the conditions precedent set out in the Financing Documents, the Lenders require the following conditions precedent to be satisfied on terms satisfactory to the Lenders:

1	GENERAL

1.1
In respect of each Client (and the directors and shareholders of such entities), the Lenders being satisfied with the results of the LTSB “Know Your Customer” (anti-money laundering) checks and procedures concerning such persons, as required by the Lenders’ policies and/or by applicable laws or regulations.

1.2
The Clients have provided evidence satisfactory to the Lenders that Opening Capital Employed at the Commencement Date is substantially in line with the information provided to the Lenders, after adjustment for any repatriation to the Clients’ affiliated entities in the United States pursuant to Conditions 1.6 and 1.7 of Schedule 2.

1.3
The excess Availability as at the Commencement Date shall be no less than €7 million (including without limitation the Permanent Headroom Block and taking into account sub-limits and reserves, payment of fees and expenses of the transaction, the application of the proceeds of the initial debtors, purchases and loans, and after deduction for obligations overdue beyond the historical and ordinary course of dealings).

1.4	At or immediately before the Commencement Date, trade creditors of the Clients must be at a level and in a condition reasonably satisfactory to the Lenders.

1.5	Completion and signing of the Financing Documents and all legal documentation in relation thereof, in a form satisfactory to the Lenders.

2	LEGAL OPINION

Legal opinion addressed and satisfactory to the Lenders from Cravath, Swaine & Moore LLP confirming that the Financing Documents and related security documentation entered into between the Clients and Lloyds TSB and/or Lloyds TSB CF, as the case may be, do not breach the express provisions of the U.S. Facility Documentation, subject to customary limitations and assumptions, including as to the customary nature of the terms of the Financing Documents. In view of the assumptions included in such legal opinion, each of the Clients represents and warrants to the Lenders that each Client is a “Foreign Restricted Subsidiary” as defined in the Parent Indenture and a “Foreign Subsidiary” as defined in the Parent Credit Agreement and no Client is a “Guarantor” as defined in the Parent Indenture or a “Credit Party” as defined in the Parent Credit Agreement.

SCHEDULE 2

SPECIAL CONDITIONS

In addition to the conditions set out in the Financing Documents, the following special conditions apply:

1	OPERATING CONDITIONS

1.1
The Clients shall keep the Lenders satisfied that goods, which are or shall be assigned or security assigned to the Lenders, remain covered by insurance during transportation by delivering to the Lenders on or promptly following the Commencement Date, and upon annual renewal, copies of all relevant policies of insurance entered into with reputable insurers, which policies shall be up to date and in full force and effect.

1.2
Following a Termination Event (as defined in the Financing Documents), none of the Clients and the Guarantors shall repatriate any funds to any of the Clients’ affiliated entities in the United States, without the prior consent of the Lenders.

1.3	The aggregate borrowing under the Financing Documents shall never exceed 150% of the combined gross receivable ledger balances of the Clients at any time.

1.4	In the event of the requirement for an Administrative Agent to be appointed pursuant to a Successful Syndication, the Lenders will require an agreement customary for that arrangement.

1.5	The Lenders shall apply a Permanent Headroom Block of €2 million against total Availability.

1.6
None of the Clients and the Guarantors shall repatriate any funds to the Clients’ affiliated entities in the United States which would result in more than (the Euro equivalent of) US$25,000,000 of the aggregate of the funds initially made available by the Lenders to the Clients pursuant to all the Financing Documents being repatriated to the Clients’ affiliated entities in the United States.

1.7
In relation to repatriation of funds to the United States in excess of the limit referred to in Condition 1.6 above, the Clients and Guarantors may repatriate further funds to any of their United States affiliated entities, provided that pro forma repatriation, Milacron B.V. will procure that a headroom of €7 million (including the Permanent Headroom Block) is maintained based on 6 months projections for the European Group and that the Clients are satisfied that such headroom is sufficient to cover their working capital requirements over that 6 months period. The Lenders are to be advised of such further proposed repatriations and, if requested by the Lenders, Milacron B.V. will provide the Lenders with a 6 month cashflow forecast in respect of the European Group.

2	FINANCIAL AND OTHER COVENANTS

2.1	Fixed Charge Coverage Covenant:

So long as the Facilities remain outstanding, Milacron B.V. shall procure that the ratio of EBITDA to Total Fixed Charges in respect of the European Group is maintained for each Review Period at a minimum of 1:1.

2.2	Compliance

(a)
On each Test Date, Milacron B.V. shall deliver to the Lenders a Compliance Certificate (in substantially the form set out in Schedule 4 to this Agreement) showing compliance with the financial covenant set out in Schedule 2, Condition 2.1 for the relevant Review Period.

(b)
The EBITDA and Total Fixed Charges in respect of each Review Period (all as referred to in the financial covenant set out in Schedule 2, Condition 2.1) shall be determined by reference to the consolidated financial statements duly applying U.S. GAAP of Milacron B.V. for the relevant Review Period (and in the case of the first Review Period, by reference to the most recent two quarters’ consolidated financial statements of Milacron B.V. as at 30 June 2008) and in each case shall be prepared on a basis consistent with the financial projections provided by the Clients to the Lenders in the electronic data room established by DLA Piper UK LLP prior to the date of this Agreement.  For the avoidance of doubt a worked example is included herewith in Schedule 5.

2.3	Debt Turn and Dilution Rate Covenants

(a)
At all times during the life of the Facilities, the Debt Turn shall not exceed (i) 80 days in respect of Ferromatik, (ii) 85 days in respect of the Cimcool Europe, (iii) 60 days in respect of Cimcool Industrial and (iii) 80 days in respect of D-M-E.

(b)
At all times during the life of the Facilities, the Dilution Rate shall not exceed (i) 6% in respect of Ferromatik, (ii) 2% in respect of Cimcool Europe and Cimcool Industrial and (iii) 6% in respect of D-M-E.

(c)
The Debt Turn and Dilution Rate covenants set out in Schedule 2, Conditions 2.3 (a) and (b) above shall be measured by the Lenders on the last Working Day of each successive calendar month commencing on the last Working Day of March 2008 and the Lenders may, at their discretion acting reasonably, ignore for the purpose of any such measurement, any anomalous or exceptional item, event or circumstance by virtue of it having arisen otherwise than as a result of an actual and genuine deterioration of the debt portfolio. Failure to comply with the Debt Turn and Dilution Rate covenants shall not constitute and does not result in an event of default or Termination Event under the Facilities but the Lenders (acting reasonably and in good faith) shall be entitled to make a proportionate and commensurate reserve against Availability to reflect the increased risk associated with such non-compliance..

3	OTHER PROVISIONS

3.1
In the event that Lloyds TSB or Lloyds TSB CF are to provide a guarantee or a Letter of Credit (reserved against available funding) on behalf of a Client, a monthly fee will be charged at the rate equal to the margin charged for that month. Such fee does not include the issuer’s normal charges.

3.2
The Lenders may charge reasonable fees/expenses where it is reasonably necessary to delegate any of its functions as agent, security trustee, or where an exceptional workload is involved. Such fees are to be agreed with the Clients before being incurred.

3.3
The Clients shall pay to the Lenders, promptly upon the Lenders’ requests in accordance with fees estimates provided to, or actual costs properly incurred by, the Lenders, all reasonable out-of-pocket legal and closing expenses properly incurred in connection with the provision of the Facilities, including legal fees and disbursements, filing and search fees, appraisal fees, environmental fees and field examination expenses, customary administration expenses of the Lenders and daily field administration charges, in each case with any applicable VAT, provided that the Lenders agree to pay (or reimburse the Clients for) the amount of any, notarisation, filing and registration fees and duties in Belgium over the amount of ten thousand euros (€10,000).

The parties hereto intend that the terms and provisions of this Agreement, the Financing Documents and the related security documentation be, and shall be interpreted to be, consistent in all respects with the terms and provisions of the U.S. Facility Documentation.  The parties hereto acknowledge that it shall not be the responsibility of the Lenders to ensure compliance with the terms and provisions of the U.S. Facility Documentation.

SCHEDULE 3

DEFINITIONS

The following words shall have the following meaning when used in this Agreement:

“Administrative Agent” means a legal entity appointed to administer all or any of the Debt Financing Agreements and/or the Property Facility, pursuant to a Successful Syndication.

“affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Aggregate Debt Financing Limit” means the maximum aggregate amount to be made available to the Clients pursuant to the Debt Financing Agreements at any one time.

“Availability” means any positive balance of the aggregate of the value of Eligible Debt and the value of the German Property minus the aggregate of all outstanding loan amounts advanced and debts purchased under the Financing Documents.

“Belgian Receivables Finance Agreement” means the receivables finance agreement dated on or about the date of this Agreement between Lloyds TSB Belgium Branch and D-M-E.

“Capital Expenditure” means all net cash payments for fixed assets or improvements replacements, substitutions or additions thereto having a useful life or remaining useful life of more than one year and that are required to be capitalised under U.S. GAAP.

“Clients” means each of Cimcool Europe, Cimcool Industrial, D-M-E and Ferromatik.

“Commencement Date” means 12 March 2008.

“Debt Finance Facility” means the revolving facilities to be made available to the Clients under the terms of the Debt Financing Agreements.

“Debt Financing Agreement” means any of the Dutch Receivables Finance Agreements, the Belgian Receivables Finance Agreement and the German Debt Purchase Agreement.

“Debt Turn” means in relation to any assigned or pledged debt, the number of days (when measured on a cash collection basis), being the result of dividing the aggregate of the end of calendar monthly debtor balances in a relevant jurisdiction by net sales for that calendar month and multiplying the result by 30.5.

“Dilution Rate” means the average over a period of twelve months (calculated on a rolling basis) of the face value of credit notes and non-cash credits, write offs and other adjustments issued by a Client in a relevant jurisdiction in respect of assigned or pledged debts which are notified to Lloyds TSB or Lloyds TSB CF, the effect of which is to reduce the value of such assigned or pledged debts, expressed as a percentage of the face value of all assigned or pledged debts over such twelve months period.

“Dutch Receivables Finance Agreements” means each of the receivables finance agreements dated on or about the date of this Agreement made between Lloyds TSB Netherlands Branch and Cimcool Europe and between Lloyds TSB Netherlands Branch and Cimcool Industrial.

“EBITDA” means, for any Review Period, the consolidated operating profit of the European Group for that Review Period, as shown in the consolidated accounts for the Review Period before:

(a)	extraordinary and exceptional items;

(b)	provision for Taxation;

(c)	provision for amortisation and depreciation (including provision for write-down of assets); and

(d)	Net Interest Expense.

“Eligible Debt” means any debt which is (i) an Approved Invoice as defined in the Dutch Receivables Finance Agreements or the Belgian Receivables Finance Agreement, or (ii) an Approved Receivable as defined in the German Debt Purchase Agreement.

“EURIBOR” means the one month interbank rate offered in Euro displayed on Reuters screen page EURIBOR 01 or, if such page is replaced or Reuters screen service ceases to be available, such rate as displayed on such other page or service specified by the Lenders, after consultation with the Clients.

“European Group” means Milacron B.V and its direct and indirect subsidiaries.

“Facilities” means the Property Facility and the Debt Finance Facility.

“Financing Documents” means the Debt Financing Agreements and the Property Facility Agreement.

“Fixed Charge Coverage ratio” means the ratio set out in Schedule 2, Condition 2.1 of this Agreement.

“German Debt Purchase Agreement” means the debt purchase agreement dated on or about the date hereof between Ferromatik (as “Seller”) and Lloyds TSB CF.

“German Property” means the real estate property owned by Ferromatik registered with the land register of Malterdingen kept at the local court of Emmendingen, folio 55, parcels 6561 and 6562 of the map 183.21 and parcels 6607/1, 6607/2 and 4698/6 of the map 184.21.

“Guarantors” means each of the Clients, Milacron B.V., Milacron Nederland B.V. and MKE.

“Lenders” means Lloyds TSB and Lloyds TSB CF together.

“Lenders’ Cost of Funds” means the EURIBOR rate as notified by the Lenders to the Clients.

“Margin” means 1.75 per cent. per annum over the Lenders’ Cost of Funds in respect of the Debt Finance Facility and 2.00 per cent. per annum over the Lenders’ Cost of Funds in respect of the Property Facility.

“Net Interest Expense” means the aggregate of interest paid in cash by members of the European Group on borrowings during the Review Period less the aggregate of interest receivable in cash by members of the European Group during the Review Period.

“Opening Capital Employed” means total capital plus retained earnings plus or minus and currency translation adjustments of the European Group.

“Parent Credit Agreement” means the credit agreement dated as of 19 December 2006 (as amended, supplemented or otherwise modified heretofore) by and among Milacron Inc. and each of the other borrowers signatory thereto, as borrowers, certain other subsidiaries of Milacron Inc. signatory thereto, as credit parties, the lenders signatory thereto from time to time and General Electric Capital Corporation, as administrative agent.

“Parent Indenture” means the Indenture dated as of 26 May 2004 (as amended, supplemented or otherwise modified heretofore) by and among U.S Bank National Association, as trustee, Milacron Inc. (successor by merger to Milacron Escrow Corporation) as issuer, and the guarantors party thereto, relating to the 11 ½% senior secured notes due 2011.

“Permanent Headroom Block” means an excess of Availability in the amount of two million euros (€2,000,000) to be maintained throughout the term of the Financing Documents.

“Property Facility” means a revolving facility to be made available to Ferromatik under the terms of the Property Facility Agreement.

“Property Facility Agreement” means the agreement dated on or about the date hereof between Lloyds TSB Netherlands Branch and Ferromatik pursuant to which Lloyds TSB Netherlands Branch will make the Property Facility available to Ferromatik.

“Property Facility Limit” means the maximum amount to be made available under the Property Facility at any one time.

“Review Period” means the most recent two financial quarters of Milacron B.V. as at the relevant Test Date.

“subsidiary” means an entity in which a person:

(i)	holds beneficially (directly or indirectly) more than 50% of the issued share capital (or similar rights of ownership); or

(ii)
holds beneficially (directly or indirectly) the right to control the composition of the majority of its board of directors (or equivalent body) or controls the majority of the voting rights, in each case, whether through the ownership of voting capital or by contract.

For the avoidance of doubt, a person will not have “control” as specified in paragraph (ii) above where that person has joint control.

“Successful Syndication” means the Lenders transferring participations and commitments in the Facilities to other banks and financial institutions approved by the Clients so that it has assigned or granted participations in 49% of the Facility Amount;

“Tax” or “Taxation” means any form of taxation and duty, impost or tariff in each case in the nature of taxation assessable on a Lender in any jurisdiction (including, for the avoidance of doubt, any jurisdiction in which the Lender is resident, established or acts through a branch office).

“Termination Event” has the meaning given to such term in the Dutch Receivables Finance Agreements.

“Test Date” means a date falling no more than two calendar months after the end of each financial quarter and the first Test Date shall be no later than two calendar months after 30 June 2008.

“Total Fixed Charges” means, for a Review Period, the aggregate of:

(a)	Net Interest Expense;

(b)	Capital Expenditure incurred by the European Group during the Review Period;

(c)
all scheduled repayments of principal under the terms of any external borrowings of the European Group falling due during the Review Period, excluding repayments of principal of any borrowings from affiliates of any member of the European Group falling due in the Review Period and excluding repayments pursuant to the Facilities; and

(d)
all cash distributions, dividends and other permitted returns of capital paid during the Review Period but excluding any repatriation of funds (by loans or any other means) directly or indirectly to Milacron Inc. or any of its non-European subsidiaries and excluding any distributions or cash payments made in the ordinary course of business pursuant to contractual obligations.

“U.S. Facility Documentation” means the Parent Credit Agreement and the Parent Indenture.

“U.S. GAAP” means generally accepted accounting principles in the United States applied from time to time.

“Working Day” means a day (other than a Saturday or a Sunday) on which commercial banks are open for general business in Amsterdam, Frankfurt, Brussels and London.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:           The Lenders

From:        Milacron B.V.

Dated:

Dear Sirs

Asset Based Finance Agreement dated  [•] March 2008 (the “ABFA”) : Financial Covenants etc.

1	We refer to the ABFA. This is a compliance certificate. Terms defined in the ABFA have the same meaning in this compliance certificate.

1	We confirm that, based on the information attached to this certificate, which we hereby certify to be true, complete and accurate:

●	The Fixed Charge Coverage ratio set out in Schedule 2, Condition 2.1 of the ABFA is at a minimum of 1:1; and

●	We confirm that no Termination Event is continuing under the Financing Documents.

Signed:	…………………………….

Director of Milacron B.V.

SCHEDULE 5

FORM OF WORKED EXAMPLE FOR FIXED CHARGE COVERAGE COVENANT

This Agreement has been duly executed and signed by the representatives of the parties as set out below.

LLOYDS TSB BANK PLC,
NETHERLANDS BRANCH		)
)
acting by	Mark Louman	)	/s/ Mark Louman
	Head of Finance, Northern Europe	)	Authorised signatory
)
and by	Claudia Roswitha van der Meer	)	/s/ Claudia Roswitha van der Meer
	Manager Loans & Legal	)	Authorised signatory
Consultant

LLOYDS TSB BANK PLC,
BELGIUM BRANCH		)
)
acting by	Baudouin Benfante	)	/s/ Baudouin Benfante
	Manager, Finance and Loans	)	Authorised signatory
	Administration Department	)

and by	Luc Vanleeuwe	)	/s/ Luc Vanleeuwe
	Manager, Wholesale Banking	)	Authorised signatory

LLOYDS TSB COMMERCIAL FINANCE LIMITED,
)
acting by	Ralf Bauer	)	/s/ Ralf Bauer
	Permanent Representative	)	Authorised signatory
)
and by	Robert James Eddowes	)	/s/ Robert James Eddowes
	Permanent Representative	)	Authorised signatory

CIMCOOL EUROPE B.V.		)
)
acting by	Bart Joosen	)	/s/ Bart Joosen
	Proxyholder	)	Authorised signatory

CIMCOOL INDUSTRIAL PRODUCTS B.V.		)
)
acting by	Bart Joosen	)	/s/ Bart Joosen
	Proxyholder	)	Authorised signatory

18

D-M-E EUROPE CVBA		)
)
acting by	Gerardus van Deventer	)	/s/ Gerardus van Deventer
	Managing Director	)	Authorised signatory

FERROMATIK MILACRON MACHINENBAU		)
GMBH		)
)
acting by	Guy Moillet	)	/s/ Guy Moillet
	Managing Director	)	Authorised signatory

MILACRON KUNSTSTOFFMASCHINEN		)
EUROPA GMBH		)
)
acting by	Albrecht Mehliss	)	/s/ Albrecht Mehliss
	Managing Director	)	Authorised signatory

MILACRON B.V.		)
)
acting by	Gerardus van Deventer	)	/s/ Gerardus van Deventer
	Managing Director	)	Authorised signatory

MILACRON NETHERLANDS B.V.		)
)
acting by	Bart Joosen	)	/s/ Bart Joosen
	Proxyholder	)	Authorised signatory